Exhibit 4.1

INCORPORATED UNDER THE BUSINESS CORPORATIONS
ACT OF THE PROVINCE OF ALBERTA

NUMBER

SHARES

PRETAM HOLDINGS INC.

CUSIP No. 741387104

Fully Paid Non-Assessable, No Par Value, ***CLASS A*** **COMMON SHARES**

Specimen

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Class A Common Shares, no par value, of PRETAM HOLDINGS INC. transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
SECURITIES TRANSFER CORPORATION
2901 N Dallas Pkwy, Ste 380, Plano TX 75093

By:________________________________
TRANSFER AGENT-AUTHORIZED SIGNATURE

CHIEF EXECUTIVE OFFICER

PreTam Holdings Inc.
SEAL
Alberta, Canada

CHIEF OPERATIONS OFFICER